Exhibit 23(a)1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 2-78617, 33-54415, 33-58371, 33-60427, 333-44127, 333-118061, 333-166709, 333-174704, 333-174707, and 333-179779 on Form S-8 and Registration Statement Nos. 333-179734 and 333-179766 on Form S-3 of our reports dated March 2, 2015, relating to the consolidated financial statements and consolidated financial statement schedule of The Southern Company and Subsidiary Companies, and the effectiveness of The Southern Company and Subsidiary Companies' internal control over financial reporting, appearing in this Annual Report on Form 10-K of The Southern Company for the year ended December 31, 2014.

/s/Deloitte & Touche LLP
Atlanta, Georgia
March 2, 2015